EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Endo Pharmaceuticals Inc. (direct)

Endo Pharmaceuticals Solutions Inc. (indirect)

Endo Pharma Canada Inc. (indirect)

Endo Pharma Ireland Limited (indirect)

Endo Pharma Delaware Inc. (indirect)

CPEC LLC (indirect)

IPI Management Corp. (indirect)

Endo Pharmaceuticals Valera Inc. (indirect)

Ledgemont Royalty Sub LLC (indirect)